EXHIBIT 10.1(i)

EXCLUSIVE LICENSE AGREEMENT

THIS AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) is made in Jerusalem as of this _ day of November 14, 2005 (the “Effective Date”).

BETWEEN:

YISSUM RESEARCH DEVELOPMENT COMPANY OF THE
HEBREW UNIVERSITY OF JERUSALEM

(hereinafter referred to as “Yissum”)

AND

BIOCANCELL THERAPEUTICS INC.
A company incorporated under the laws of the State of Delaware
(formerly known as DBT Biopharmaceuticals Inc.)
(hereinafter referred to as “DBTI”)

AND

BIOCANCELL THERAPEUTICS LTD.
a company established under the laws of the State of Israel
formerly known as DBT Biopharmaceuticals Ltd.)
(hereinafter referred to as “DBTL”)

(DBTI and DBTL collectively hereinafter referred to as the “Company”)

WHEREAS Yissum is the owner of certain rights, title and interest in and to the Licensed Technology (defined below); and

WHEREAS Yissum and the Company entered into that certain Exclusive License Agreement dated November 17, 2004 pursuant to which Yissum granted to Company an exclusive worldwide license with rights to grant sublicenses and sub-sublicenses under the Licensed Technology (the “Original Agreement”); and

WHEREAS Yissum and the Company wish to amend and restated in full the Original Agreement entered into that certain Exclusive License, in the form set forth herein.

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Yissum and Company (hereinafter individually as a “Party”; and collectively as the “Parties”) expressly agree as follows.

SECTION 1
Recitals and Definitions

In this Agreement the following expressions shall have the corresponding meanings, unless the context otherwise requires:

“Affiliate” shall mean any corporation, partnership, or other entity that at any time during the term of this Agreement directly through one or more intermediaries Controls or is Controlled by or is under common Control with a party to this Agreement, but only for so long as the relationship exists. A corporation or other entity shall no longer be an Affiliate when through loss, divestment, dilution or other reduction of ownership, the requisite Control no longer exists.

“Control” or “Controls” or “Controlled” shall mean: (i) in the case of a corporation, ownership or control, directly or indirectly, of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors; or (ii) in the case of an entity other than a corporation, ownership or control, directly or indirectly, of more than fifty percent (50%) of the assets of such entity.

“First Commercial Sale” means in each country, the date the Licensed Product is first sold, marketed, or otherwise made publicly available for sale. Licensed Products that are distributed or used solely for pre-clinical studies, clinical trials, treatment IND purposes or any other similar use prior to receiving regulatory approval by the relevant regulatory authority shall not be considered sold, marketed or made publicly available for sale and shall not constitute First Commercial Sale hereunder.

“Licensed Product” shall mean any product the manufacture, use, sale or importation of which is covered by a Valid Claim.

“Licensed Technology” shall mean the Patents, and any technology, trade secrets, methods, processes, know-how, show-how, formulas, data, information, inventions, improvements, discoveries or results relating to the Patents, whether patentable or otherwise. Any future patents, technology, trade secrets, methods, processes, know-how, show-how, formulas, data, information, inventions, improvements, discoveries or results, relating to the Patents whether or not patentable, will also be considered as Licensed Technology.

“Net Sales” shall mean the gross amount invoiced by Company or Affiliates to third parties, which are not Sublicensee(s), from sales of Licensed Products in an arm’s length transaction, less (i) discounts allowed in amounts customary in the trade for quantity purchases, cash payments, or prompt payments, to wholesalers and distributors; (ii) sales, tariff duties and/or use taxes directly imposed and with reference to particular sales, including VAT; (iii) outbound transportation prepaid or allowed, amounts allowed or credited on returns, export licenses, import duties, and prepaid freight; (iv) amounts not actually collected by reason of rejection, return of goods, and retroactive price reductions; and (iv) Third Party Royalties. No deductions shall be made for commissions paid to individuals whether they are with independent sales agencies or regularly employed by Company and on its payroll or for cost of collections. In the event of sales not made at “arm’s length”, Net Sales shall be calculated in accordance with arm’s length prices determined by current market conditions. Yissum will have to establish that sales are not made at arm’s length on the basis of adequate documentary evidence. Net Sales occur when a Licensed Product is invoiced. Notwithstanding the immediately preceding sentence, distribution or sales of Licensed Products by Company to its Affiliates shall not be deemed to be Net Sales unless such Affiliate is the final end user of such Licensed Products.

“Patents” shall mean the patents set forth on Appendix 1 attached hereto, together with any and all registered patents covering Licensed Technology granted whether in the United States of America or any other country, including any and all substitutions for and divisions, continuations, continuations-in-part, provisionals, and non-provisionals, renewals, reissues, any foreign patent applications and divisionals or national phase applications which claim priority of any application which issued into one of the patent applications set forth in Appendix 1.

“Research” shall mean the continued research regarding the Licensed Technology to be conducted pursuant to the Research Plan.

“Research Plan” shall mean the description of the conduct of the Research as attached to this Agreement as Appendix II.

“Research Results” shall mean the Research, including any patents, patent applications, information, material, results, devices and know-how arising therefrom.

“Sublicensee(s)” shall mean any third party to whom Company has granted a sublicense under the Licensed Technology to manufacture, develop, distribute and market Licensed Products consistent with the provisions of this Agreement.

“Sublicensing Revenue” shall mean all cash, sublicensing fees, running royalties and other consideration paid to Company by Sublicensee(s) in consideration for the granting of rights to the Licensed Product and/or Licensed Technology and in connection therewith. Sales of Licensed Products from Company to Sublicensee(s) shall not be deemed to be Sublicensing Revenue provided that such Sublicensee(s) is/are not the final end user of the Licensed Products. Notwithstanding the above, Sublicensing Revenues shall exclude (a) payments used or reimbursed for research, (b) payments used or reimbursed for parent costs, and (c) payments received from the issuance of debt or equity securities of the Company.

“Third Party Royalties” royalties calculated on any amount invoiced by the Company in connection with the sale of a Licensed Product and actually paid by the Company to a third party for the right to use patents or other intellectual property rights of such third party, without which right of use the Company would not be entitled to develop, manufacture and sell such Licensed Product; provided that the duty to pay royalties to such third party has been established at arm’s-length and in good faith and is set out in a written agreement; and

“Valid Claim” shall mean (i) a claim of an issued Patents which has not expired and which has not been held revoked, invalid or unenforceable by decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed with the time allowed for appeal having expired, and which has not been admitted to be invalid through reissue or disclaimer or otherwise; or (ii) any claim of a pending patent application covering the Licensed Technology, which was filed in good faith and which has been prosecuted with due diligence.

SECTION 2
Grant of License

2.1           Subject to the terms of this Agreement, Yissum hereby grants to Company an exclusive, worldwide right and license under the Licensed Technology to develop, have developed, make, have made, use, manufacture, market, sell, have sold, offer to sell, commercialize, import, export, sublicense, sub-sublicense and distribute Licensed Products and/or provide services relating thereto (the “License”).

2.2           Company shall have the exclusive right to enter into sublicense agreements with respect to the Licensed Technology. All sublicenses granted by Company hereunder shall be subject to this Agreement in all respects. Each such sublicense agreement shall include a requirement that the Sublicensee use its commercially reasonable efforts to bring the subject matter of the sublicense into commercial use. No sublicense shall relieve Company of any of its obligations under this Agreement. Company shall forward to Yissum a complete copy of each sublicense agreement (including, without limitation, all amendments and addenda thereto) granted hereunder within thirty (30) days after execution of such agreement by the parties thereto. In the event that Company has granted more than one sublicense, any breach by one Sublicensee will not effect any other non-breaching Sublicensee(s), such way that the License and the sublicense in respect of any non-breaching Sublicensee(s) is not effected.

2.3           Notwithstanding Section 2.1, not later than December 31, 2005 Company shall determine (the “Determination”): (i) to which of either DBTI or DBTL the License shall be granted (the “DBT Licensee”), or (ii) which indications or components of the Licensed Technology shall be granted on an exclusive basis to DBTI and which shall be granted on an exclusive basis to DBTL. Within ten (10) days of the Determination, Company shall provide written notice to Yissum of its determination as aforesaid. Upon the provision of such notice, the License shall be automatically modified to reflect the Determination and the terms of this Agreement shall be modified mutatis mutandis to give effect thereto.

SECTION 3
Royalties and Reporting

3.1           In consideration of the License granted hereunder, Company shall pay royalties to Yissum in the manner hereinafter provided (the “Royalties”). Company shall pay to Yissum:

(i)             Five percent (5%) of Net Sales; and

(ii)            For Sublicensing Revenues of up to $30,000,000 per year – Ten Percent (10%); and

(iii)           For Sublicensing Revenues above $30,000,000 per year – Six and One Half Percent (6.5%).

3.2           Sixty (60) days after the end of each 6 month period commencing from the date of the First Commercial Sale, Company shall furnish Yissum with a bi-annual report (herein the “Periodic Report”) detailing the total sales effected during the reporting period and the total Royalties and Sub-license Revenues due to Yissum in respect of that period.

3.3           The Periodic Reports shall state details of Net Sales and Sublicensing Revenues, including the country in which the sale was made, the number of Licensed Products, the aggregate Net Sales and Sublicensing Revenues during the period covered by the report and resulting Royalties due to Yissum for such completed year.

3.4           On the date prescribed for the submission of each Periodic Report, Company shall pay the Royalties and amounts due to Yissum in accordance with the Periodic Report.

3.5           The value of each sale shall be computed on the date of sale in US Dollars based on the rates published in the Wall Street Journal. The Royalties shall be computed and paid in US dollars. Payment of Value Added Tax (if applicable) shall be added to each payment in accordance with the statutory rate in force at such time. In event that Company is prohibited under applicable foreign currency laws to transact in US Dollars, payment shall be made in New Israeli Shekels according to the representative rate of exchange prevailing on the date of payment. Subject to applicable law, Company shall be entitled to withhold and deduct from any payment made herein to Yissum any and all taxes as required by law, and such withheld or deducted amount shall be treated as paid over to Yissum for purposes of this Agreement, unless Yissum provides Company with an appropriate withholding exemption certificate. Any sum of money due to Yissum hereunder which is not duly paid shall bear interest from the due date of payment until the actual date of payment at the maximum rate of default interest prevailing at Bank Leumi in respect of US dollar lines of credit.

3.6           Company shall keep full and correct books of accounts in accordance with General Accepted Accounting Procedures as required by U.S. Accounting Standards enabling the Royalties to be calculated. Company shall procure that Sublicensee(s), if any, also keep such books of accounts as aforesaid. Company shall submit to Yissum a report containing all the particulars mentioned in Section 3.3 above in respect of each Periodic Report detailing the Royalties and Sublicensing Revenues due to it in respect of the period covered by the Periodic Report. An annual report, authorized by a certified public accountant, shall be submitted not later than sixty (60) days following the end of each calendar year.

3.7           For five years following the end of the calendar year to which a Periodic Report pertain, Yissum may appoint an independent public accountant to examine Company’s and Sublicensee(s)’ books of accounts and any report or information relating to the manufacture, marketing, distribution and sale of the Licensed Products in order to verify the calculation of the Royalties and Sublicensing Revenue and the accuracy of the information given to Yissum in the aforegoing reports. Such examination shall be made at Company’s place of business during ordinary business hours with at least fifteen (15) days prior written notice. If an error greater than five percent (5%) in the reports of Company will be found, Company will bear the full cost of the examination. Company shall reasonably ensure that Yissum is able to exercise its rights pursuant to this section regarding Sublicensee(s).

SECTION 4
Development; Commercialization and Research

4.1           Company undertakes, at its own expense, to use its commercially reasonable efforts to carry out the development work necessary to develop and commercialize the Licensed Technology.

4.2           Company shall provide Yissum with annual reports which shall detail the development results and other related work effected by Company during the twelve (12) months prior to the report.

4.3           Company shall give Yissum written notice of the First Commercial Sale within thirty (30) days thereof.

4.4            (i)           Yissum shall procure the conduct of the Research at the Laboratory of Prof. Abraham Hochberg and under his supervision and in accordance with the Research Plan. Company undertakes to finance the performance of the Research in accordance with the budget forming part of the Research Plan.

(ii)           Yissum shall procure that Company be provided with quarterly reports detailing the results and conclusions of the Research. Yissum shall procure that appropriate records of the Research are kept in sufficient detail and in good scientific manner.

(iii)           The initial period of the Research shall be for two years and the parties may agree to extend this period. Company may cease the financing of the Research upon a written notice to Yissum of at least 90 days prior to the cessation of financing. In the event of cessation of financing of the Research, Company shall reimburse Yissum for: (a) all expenses incurred in relation to the Research prior to the notice of cessation of the financing of the Research; and (b) all committed outstanding expenses and obligations payable subsequent to the notice of cessation of the financing, provided such outstanding expenses and obligations were incurred prior to the notice of cessation.

SECTION 5
Ownership

All rights in and to the Licensed Technology shall be owned by Yissum, and Company shall hold the rights granted pursuant to the License hereunder and make use of them exclusively in accordance with the terms of this Agreement. The Research Results resulting from Research conducted in accordance with Section 4.4 shall be exclusively owned by Yissum, shall form part of the Licensed Technology and shall be licensed to the Company under the same terms and conditions of this Agreement.

SECTION 6
Patents

6.1           Company shall assume full responsibility for and conduct patent prosecution and maintenance of the Patents and will be responsible for preparing, filing, prosecuting and maintaining all Patents and shall use patent counsel of its own choice, subject to the approval of Yissum (such approval not to be unreasonably withheld), at Company’s own expense. In the time period until the first round of financing by Company, the decisions regarding preparing, filing, prosecuting and maintaining all patents will be accepted mutually by Company and Yissum, after this time period, these decisions will borne only by Company. Company agrees to pay all costs, incident to the United States and foreign applications, patents and like protection, including all costs incurred for filing, prosecution, issuance and maintenance fees as well as any costs incurred in filing continuations, continuations-in-part, divisional or related applications and any re-examination or re-issue proceedings. Company shall file and maintain patent applications corresponding to the Licensed Technology in such countries as Company in its sole discretion shall select but shall notify and consult with Yissum as to those countries where it shall not file and maintain patent applications. Upon the completion of Company’s first round of financing of an amount of at least $2,500,000 (the “Financing”), Company hereby undertakes to reimburse Yissum for previous documented expenses and costs incurred by Yissum up to 2005 relating to the filing, maintenance and prosecution of the Patents not to exceed $50,000. Company shall pay such reimbursement in eight (8) equal quarterly installments commencing ninety (90) days from the date of the Financing.

6.2           Company agrees to keep Yissum informed of filing and prosecutions pursuant to this Section 6 including submitting to Yissum copies of all official actions, all relevant correspondence with the patent attorneys, applications, continuations, re-examinations, re-issues, divisionals or like proceedings and responses thereto. Company shall consult with Yissum regarding any abandonment of the prosecution of patents application within the Patents.

6.3           Each and every patent application as aforesaid in relation to the Licensed Technology shall be registered exclusively in the name of Yissum at Company’s sole expense, and shall be included automatically within the scope of the License granted pursuant to the terms of this Agreement.

6.4            In the event that Company decides not to continue prosecution of a Patent application to issuance or maintain any patent application or patent on technology within the Patents in a certain jurisdiction, Company shall timely notify Yissum in writing in order that Yissum may continue said prosecution or maintenance of such applications at its option and at its own expense in such jurisdiction. In the event that (i) Company elects not to file or not to prosecute or to discontinue or to abandon the filing, prosecution and/or maintenance of the Patents in certain countries (the “Abandoned Countries”) and (ii) Yissum decides to do so at its expense, then (iii) Yissum shall notify Company in writing of its intention to file, prosecute and/or maintain a patent and Company shall have a ninety (90) day period to decide whether it wishes to bear the expenses of such actions. In the event the Company shall notify Yissum that it does not wish to bear the costs of such filing, maintenance and/or prosecution or in absence of a reply from the Company within the ninety (90) day period, the License shall no longer be applicable in the Abandoned Countries.

It is hereby clarified, if Company fails to notify Yissum in a timely manner as required hereunder, which, for the purpose of this section, shall be the time, considered reasonably, that would enable Yissum to effectively carry out such filing, prosecution or maintenance of the Patents, Company shall be considered in default of this Agreement.

6.5           Company and its Sublicensee(s) shall mark all products covered by Patents with patent numbers in accordance with the statutory requirements in the country(ies) of manufacture, use, and sale, and pending the issue of any patents. Company shall ensure that its Sublicensee(s) comply with the provisions of this section.

6.6           Company undertakes to use commercially reasonable efforts at its own expense to protect against a third party’s infringement of the Patents and forthwith to advise Yissum upon learning of the infringement. Company shall give Yissum immediate notice of any approach made to it by a patent examiner and/or attorney in connection with the subject matter of this Agreement. Company shall reply to such approaches after consultation with Yissum.

6.7           Company shall use its commercially reasonable efforts at its own expense to defend any action, claim or demand made by any entity in connection with rights in the Patents and/or patents and shall give notice to Yissum immediately upon learning of any such action, claim or demand as aforesaid. Any assistance that will be requested by Company from Yissum for the purpose of defending any action, claim or demand made by any entity in connection with rights in the Patents and/or patents, will be provided by Yissum without any additional charge to Company.

6.8           Any settlement, consent judgment or other voluntary final disposition of any action pursuant to the provisions of this section, shall not be entered into without consultation with Yissum and the prior written consent of Yissum which shall not be reasonably withheld or delayed.

6.9           Subject to reimbursement of documented reasonable out-of-pocket expenses incurred by Company in relation to any legal action contemplated under the provisions of this section, any award in favor of Yissum and/or Company resulting from such legal action shall be divided by Yissum and the Company pursuant to Section 3.1 as if such award was Sublicensing Revenues. Any recovery of damages by Company for each such suit shall be applied first in satisfaction of any unreimbursed documented reasonable expenses and legal fees of Company relating to such suit.

SECTION 7
Confidentiality

7.1           Licensor Confidential Information. Company agrees that, without the prior written consent of Yissum, in each case, during the term of this Agreement, and for three (3) years thereafter, it will keep confidential, and not disclose or use Yissum Confidential Information (as defined below) other than for the purposes of this Agreement or as detailed below. Company shall treat such Yissum Confidential Information with the same degree of confidentiality as it keeps its own confidential information, but in all events no less than a reasonable degree of confidentiality. Company may disclose the Yissum Confidential Information only to employees, consultants or researchers of Company or of its affiliates who have a “need to know” such information in order to enable Company to exercise its rights or fulfill its obligations under this Agreement and provided such parties are legally bound by agreements which impose confidentiality and non-use obligations comparable to those set forth in this Agreement. For purposes of this Agreement. “Yissum Confidential Information” means any scientific, technical, trade or business information relating to the subject matter of this Agreement designated as confidential or which otherwise should reasonably be construed under the circumstances as being confidential disclosed by or on behalf of Yissum, or any of its employees, consultants or researchers to Company, whether in oral, written, graphic or machine-readable form, except to the extent such information: (i) was known to Company at the time it was disclosed, other than by previous disclosure by or on behalf of Yissum or any of its employees, consultants or researchers, as evidenced by Company’s written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to Company by a third party who is not subject to obligations of confidentiality to Yissum with respect to such information; (iv) is independently developed by Company without the use of or reference to Yissum Confidential Information, as demonstrated by documentary evidence, or (v) is disclosed pursuant to a court or administrative order, provided however that Company will first notify Yissum of any such order and afford Yissum the opportunity to seek a protective order relating to such disclosure.

Notwithstanding anything to the contrary in this Section 7.1, Company may disclose Yissum Confidential Information to actual and potential business partners, collaborators, investors, contractors, service providers and consultants, provided, in each case, that such recipient of Confidential Information first enters into a legally binding agreement with Company which imposes confidentiality and non-use obligations with respect to Confidential Information comparable to those set forth in this Agreement for a period of at least five (5) years from the date of disclosure of Yissum Confidential Information to such recipient.

7.2           Company Confidential Information. Yissum agrees that, without the prior written consent of Company, in each case, during the term of this Agreement, and for three (3) years thereafter, it will keep confidential, and not disclose or use Company Confidential Information (as defined below) other than for the purposes of this Agreement. Yissum shall treat such Company Confidential Information with the same degree of confidentiality as it keeps its own confidential information, but in all events no less than a reasonable degree of confidentiality. Yissum may disclose the Company Confidential Information only to employees, consultants or researchers of Yissum or its affiliates who have a “need to know” such information in order to enable Yissum to exercise its rights or fulfill its obligations under this Agreement and provided such parties are legally bound by agreements which impose confidentiality and non-use obligations comparable to those set forth in this Agreement. For purposes of this Agreement. “Company Confidential Information” means any scientific, technical, trade or business information relating to the subject mailer of this Agreement designated as confidential or which otherwise should reasonably be construed under the circumstances as being confidential disclosed by or on behalf of Company whether in oral, written, graphic or machine-readable form, except to the extent such information: (i) was known to Yissum at the time it was disclosed, other than by previous disclosure by or on behalf of Company as evidenced by Yissum’s written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to Yissum by a third party who is not subject to obligations of confidentiality to Company with respect to such information; (iv) is independently developed by Yissum without the use of or reference to the Company Confidential Information, as demonstrated by documentary evidence; or (v) is disclosed pursuant to a court or administrative order, provided however that Yissum will first notify Company of any such order and afford Company the opportunity to seek a protective order relating to such disclosure.

7.3           Each party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such party’s legal counsel, to comply with applicable laws, as well as to sublicensees and prospective and current investors, pursuant to appropriate non-disclosure arrangements. If a party discloses this Agreement or any of the terms hereof in accordance with this Section7.3, such party agrees, at its own expense, to seek confidential treatment of portions of this Agreement or such terms, as may be reasonably requested by the other party.

7.4           Without prejudice to the aforegoing. Yissum agrees that Company shall have the right to mention or reference the Hebrew University of Jerusalem’s and/or Yissum’s names without obtaining Yissum’s prior consent to the extent the use of such names is reasonably consistent with Company’s obligations pursuant to Section 4.1 hereof.

7.5           The breach of this section, by any person or entity other than Yissum or Company shall not be deemed a breach of the Agreement, if Yissum or Company establish that they took all reasonable steps to avoid such breach.

7.6           The expiration or termination of this Agreement shall not release the Parties from their obligations pursuant to this section.

7.7      The provisions of this section shall be subject to permitted publications pursuant to Section 8 herein.

SECTION 8
Publications

8.1         Yissum shall ensure that no publications in writing, in scientific journals or orally at scientific conventions relating to the Licensed Technology are published by it or its Researchers. For the purposes of this Agreement, the term “Researchers” means Pro. Avraham Hochberg and his scientific research group or other scientific research group whose work is related to the Licensed Technology.

8.2         Notwithstanding Section 8.1 above, Yissum may allow the Researchers to publish any research, research results or know-how relating to the Licensed Technology provided that it obtains Company’s prior written consent. Company undertakes to reply to any request by Yissum for Company’s consent within forty-five (45) days of receiving such request. Company may only decline such request upon reasonable grounds which shall be fully detailed in writing. In the event that Company does not reply to such request within the forty-five (45) day period, then Company shall be deemed to have consented to Yissum’s request to allow the Researchers to publish in the manner contemplated herein.

8.3         Should Company decide not to allow publication as provided in Section 8.2 for reasons which in Yissum’s opinion are unreasonable, acting reasonably, publication shall be postponed for a period of three (3) months to enable Company to file patent applications.

8.4         The provisions of this Section 8 shall not prejudice any other right that Yissum has pursuant to this Agreement and at law.

8.5         For the avoidance of doubt, the provisions of this Section 8 in connection with the prohibition against publication shall not apply to internal publication by Yissum made in the Hebrew University of Jerusalem for the Researchers and employees subject to Section 7.

SECTION 9
Liability and Indemnity

9.1           Except as set forth herein, Yissum expressly disclaims any and all implied or express warranties and makes no express or implied warranties of merchantability or fitness for any particular purpose of the Licensed Technology contemplated by this Agreement.

9.2           Company shall be solely liable for any loss, injury and/or damage whatsoever caused to its employees and/or any person acting on its behalf by reason of Company’s acts and/or omissions pursuant to this Agreement and/or by reason of any use made of the Licensed Technology by Company.

9.3           Company undertakes to indemnify, defend and hold harmless (i) Yissum and any person acting on its behalf and any of its directors, officers, employees and representatives, and (ii) the Hebrew University of Jerusalem and any person acting on its behalf and any of its directors, officers, employees and representatives (herein referred to as “Indemnitees”) from and against any liability including without limitation product liability, damages, losses or expenses including reasonable legal fees and litigation expenses incurred by or imposed upon the Indemnitees (collectively, “Losses”) only by reason of Company’s acts and/or omissions and/or which derive from Company’s use, development, manufacture, marketing, sale and/or sublicensing of the Licensed Technology except to the extent such Losses are determined to have resulted from the gross negligence or willful misconduct of Indemnitees.

9.4           Company shall obtain prior to the commencement of clinical trials by Company and prior to the First Commercial Sale, comprehensive general liability insurance which shall provide:

(i)             product liability coverage,

(ii)           contractual liability coverage for Company’s indemnification under this Agreement and in particular as stated in Section 9.3, and

(iii)           Yissum as an additional named insured.

Upon the commencement of any clinical trial, Company shall procure and maintain comprehensive clinical trial liability insurance in amounts commensurate with accepted commercial practice. All required insurance will be at Company’s sole cost and expense.

9.5           Company shall provide Yissum with written evidence of such insurance upon request of Yissum. Company shall ensure that it maintains on a continuous basis only during the relevant term of this Agreement the foregoing insurance coverage, and shall not cancel or terminate such insurance with any insurance provider unless it has in place alternative coverage consistent with the foregoing. Company shall provide Yissum with written notice of any material change in such insurance not later than fifteen (15) days of such change taking effect.

9.6           Company shall maintain comprehensive general liability insurance beyond the expiration or termination of this Agreement during the period that a Licensed Product is being commercialized, distributed or sold by Company and/or any Sublicensee. In the event of early termination by Yissum, the cost of such general liability insurance for a period of three (3) months following the date of termination will he borne by Company and thereafter will be borne by Yissum.

9.7           Yissum represents and warrants that to the best of its actual knowledge: (i) the Patents which have been issued and are listed in Appendix 1 are valid and enforceable: (ii) it has the full power to enter into this Agreement, to carry out its obligations under this Agreement, and to grant the rights granted to Company herein; (iii) it has not previously granted and shall not grant to any third party any rights which are inconsistent with the rights granted to Company herein, (iv) it has the rights, title, and interest in and to the Patents, and (v) the Licensed Technology constitutes all of the intellectual property rights developed by Prof. Abraham Hochberg laboratory in the Hebrew University in the field of H19 and IGF2 gene.

9.8           Company represents that: (i) it has full corporate power and authority to enter into this Agreement and carry out all the provisions of this Agreement; (ii) it is authorized to execute this Agreement on its behalf; (iii) the person executing this Agreement is duly authorized to do so; and (iv) no consent, approval or authorization of any other party is required in connection with entering into this Agreement.

SECTION 10
Term and Termination

10.1          Unless earlier terminated, as hereinafter provided, the term of this Agreement shall expire on a country-by-country basis at such time when no Valid Claim exists, or if no Patent was issued in a country, on the eleventh anniversary of the First Commercial Sale in such country, thereafter the License in such country shall expire, provided in each case that Company may extend the term of the Agreement on a country-by-country basis for additional period of one year each by continuing to pay the consideration set forth in section 3. In countires where a Patent was registered, after the expiration of Patent, Company shall have a perpetual, worldwide, royalty-free, fully paid-up and sublicenseable License in relation to that Patent.

10.2          In the event of a material default or failure by Company to perform any of the terms, covenants or provisions of this Agreement, Company shall have ninety (90) days after the giving of written notice of such default by Yissum to correct such default, provided, however, that if the breach is not capable of being cured within ninety (90) days of such written notice, the Agreement may not be terminated so long as Company commences and is taking commercially reasonable actions to cure such breach as promptly as practicable. In any event, if a curable breach has not been cured within ninety (90) days after notice requesting cure, Yissum shall have the right, at its option, to terminate this Agreement.

10.3          Yissum shall have the right, at its option, to terminate this Agreement in the event that Company shall become involved in insolvency, bankruptcy, liquidation, winding-up or receivership proceedings. Company shall immediately notify Yissum upon commencement of any bankruptcy, insolvency, liquidation, winding-up or receivership proceedings or the placing of an attachment on its assets.

10.4          In the event of termination of this Agreement for any reason whatsoever, the License shall terminate and all rights to the Licensed Technology (including Research Results) shall revert to Yissum and Company may make no further use thereof. Notwithstanding the aforesaid, the expiration or termination of this Agreement shall not release Company from its obligation to carry out any financial or other obligation which it was liable to perform prior to the Agreement’s expiration or termination, including the payment of Royalties and Sub-License Revenues.

10.5          Upon termination of this Agreement for any reason, nothing herein shall be construed to release either Party from any obligation that matured prior to the effective date of such termination; and Articles 1, 5, 7, 8, 9, 10, 11, 12 and 13 shall survive any such termination.

10.6          No termination of this Agreement shall constitute a termination or a waiver of any rights of either Party against the other Party accruing at or prior to the time of such termination.

10.7          Company shall have the right to terminate this Agreement at any time on three (3) months advance notice to Yissum, and upon payment of all amounts due to Yissum through the effective date of termination.

SECTION 11
Law

11.1          The provisions of this Agreement and everything concerning the relationship between the parties in accordance with this Agreement shall be governed by the law of the State of Israel and, subject to Section 12 below, jurisdiction shall be granted only to the appropriate court in Jerusalem. Any and all proceedings, documents and other communications or correspondences between the parties shall be in the English language.

11.2          Notwithstanding the above, Company hereby agrees that, in the event that no treaty exists upholding the enforceability of temporary orders and/or judgments issued by Israeli courts in the foreign jurisdiction in which Yissum may require such an order and/or judgment to be upheld, Yissum may, at its own discretion, elect the place of jurisdiction for the obtaining of orders and/or judgments against Company. Company undertakes not to object to the enforcement against it of orders and/or judgments issued by any aforesaid jurisdiction under such circumstances.

SECTION 12
Arbitration

12.1          All differences and disputes arising between the parties in connection with this Agreement and/or its interpretation and/or its performance and/or breach, shall be referred for the decision of a single arbitrator, who shall be appointed by Agreement between the parties.

12.2          Should the parties not reach agreement as to the arbitrator’s identity, the arbitrator shall be appointed by the Chairman of the Israeli Bar Association on the application of either of the parties.

12.3          The arbitration shall be held in Israel. The arbitrator shall not be bound by the civil procedure regulations and laws of evidence, but shall be bound by the substantive law of Israel and be liable to give grounds for his decision.

12.4          The arbitrator’s decision shall be final and shall bind the parties.

SECTION 13
Miscellaneous

13.1          This Agreement shall be binding upon and shall inure to the benefit of Yissum and its assigns and successors in interest, and shall be binding upon and shall inure to the benefit of Company and its assigns and successors to all or substantially all of its assets or business to which this Agreement relates, but shall not otherwise be assignable or assigned by Company without prior written approval by Yissum being first obtained, which approval shall not be unreasonably withheld.

13.2          If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceably, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

13.3          Each Party hereby agrees that it does not intend to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries; that if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of its Parties hereto, in a final unappealed order to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs or clauses or combination shall be inoperative in such country or community or association of countries, and the remainder of this Agreement shall remain binding upon the Parties hereto.

13.4          The Parties covenant and agree that if a Party fails or neglects for any reason to take advantage of any of the terms provided for the termination of this Agreement or if a Party, having the right to declare this Agreement terminated, shall fail to do so, any such failure or neglect by such Party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof. None of the terms, covenants and conditions of this Agreement may be waived by a Party except by its written consent. A waiver by Yissum of any breach by Company of any provision or condition of this Agreement to be performed by Company shall not be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

13.5          This Agreement contains the entire agreement and understanding of the Parties with respect to the subject matter hereof, supersedes any prior agreements and understandings with respect thereto and cannot be modified, amended or waived, in whole or in part, except in writing signed by the Parties.

13.6          Each Party shall bear its own legal expenses involved in the making of this Agreement.

13.7          The headings to the sections in this agreement are for the sake of convenience only and shall not serve in the Agreement’s interpretation.

13.8          Company shall disclose to Yissum any existing agreement and/or arrangement or relationship of any kind between it and employees of Yissum and/or the Hebrew University of Jerusalem with respect to the Licensed Technology and in connection therewith and shall not enter into any agreement or arrangement with any employees of Yissum and/or the Hebrew University of Jerusalem, as aforesaid, without the prior written consent of Yissum.

13.9          The appendixes annexed hereto constitute an integral part hereof and shall be read jointly with its terms and provisions.

13.10        The recitals hereto constitute an integral part hereof. In this Agreement, unless otherwise required or indicated by the context, the singular shall include the plural and vice-versa, and the masculine gender shall include all other genders.

SECTION 14
Notices

All notices and communications pursuant to this Agreement shall be made in writing and sent by registered mail to or served in person at the following addresses:

(i)         If to Yissum:

YISSUM RESEARCH DEVELOPMENT COMPANY
OF THE HEBREW UNIVERSITY OF JERUSALEM
Hi-Tech Park, Edmond J. Safra Campus
Givat Ram, P.O.Box 39135, Jerusalem 91390, Israel

(ii)         If to Company:

BIOCANCELL PHARMACEUTICALS INC.
2711 Centerville Road, Suite 400
Wilmington, New Castle County, Delaware, 19808

and

BIOCANCELL PHARMACEUTICALS LTD.
Hi-Tech Park, Edmond J. Safra Campus
Givat Ram, P.O.Box 39135, Jerusalem, 91390, Israel

or such other address furnished in writing by one Party to the other. Any notice sent as aforesaid shall be deemed to have been received five (5) days after being posted by registered mail, or one (1) day following the date of personal service.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below, but effective as of the Effective Date.

YISSUM RESEARCH DEVELOPMENT COMPANY
OF THE HEBREW UNIVERSITY OF JERUSALEM

By:	/s/ Herve Bercovier	By:	/s/ Reuven Ron

Name:	Prof. Herve Bercovier	Name:	Reuven Ron

Title:	Director	Title:	VP Marketing

Date:	November 14, 2005	Date:	November 14, 2005

BIOCANCELL PHARMACEUTICALS INC.

By:	/s/ Avi Barak	By:	/s/ Uri Danon

Name:	Avi Barak	Name:	Uri Danon

Title:	Chairman	Title:	President

Date:	Nov 14, 2005	Date:	November 14, 2005

BIOCANCELL PHARMACEUTICALS LTD.

By:	/s/ Avi Barak	By:	/s/ Uri Danon

Name:	Avi Barak	Name:	Uri Danon

Title:	Chairman	Title:	President

Date:	Nov 14, 2005	Date:	November 14, 2005

APPENDIX 1 - PATENTS

2148	DIAGNOSTIC ASSAY FOR MALIGNANCIES USING H-19 GENE, KIT
Inventors: ARIEL ILANA, HOCHBERG ABRAHAM

File	Country	Status	Appl Date	Appl No	Reg Date	Reg No	Pub Date	Pub No
2148-00	Israel	Granted	7/Mar/94	108879	3/Dec/00	108879
2148-01	PCT	Published	6/Mar/95	PCT/EP95/00823			14/Sep/95	WO95/24503
2148-03	US	Granted	6/Sep/96	08/704,786	21/Sep/99	5,955,273
2148-04	Europe	Granted	6/Mar/95	95927570.2	29/May/02	0759092

2324	METHODS AND COMPOSITIONS FOR INDUCING TUMOR-SPECIFIC CYTOTOXICITY
Inventors: AYESH SUHAIL, HOCHBERG ABRAHAM

File	Country	Status	Appl Date	Appl No	Reg Date	Reg No	Pub Date	Pub No
2324-00	US	Abandoned	3/Oct/97	08/943,608
2324-01	PCT	Published	4/Oct/98	PCT/IL98/00486			15/Apr/99	WO 99/18195
2324-02	PCT	Published	22/Oct/02	PCT/IL02/00843			1/May/03	WO 03/035883
2324-03	Brazil	Filed	4/Oct/98	PI9812717-9
2324-03	US	Granted	l/Oct/98	09/165,240	11/Jul/00	6,087,164
2324-04	China	Exam	4/Oct/98	98811833.5
2324-05	Europe	Published	4/Oct/98	98947759.1				1019499
2324-06	Hungary	Filed	4/Oct/98	P0003745
2324-07	Israel	Filed	4/Oct/98	135430
2324-08	Korea	Exam	4/Oct/98	2000-7003609
	Mexico	Filed	4/Oct/98	2000003251
2324-09	Mexico	Filed	4/Oct/98	2000-003843
2324-10	New Zealand	Filed	4/Oct/98	503843
2324-11	Norway	Filed	4/Oct/98	20001684
2324-12	Poland	Filed	4/Oct/98	P339949
2324-13	Russia	Granted	4/Oct/98	2000111553	22/Oct/03	2214280
2324-14	US	Granted	10/May/00	09/568,059	23/Oct/01	6,306,833
2324-15	US	Exam	22/Oct/01	10/012,131				US-2004-0082529
2324-16	Australia	Granted	4/Oct/98	94571/98	19/Dec/02	755774
2324-17	Japan	Exam	4/Oct/98	2000-514993
2324-18	Canada	Exam	4/Oct/98	2,308,124
2324-19	Singapore	Granted	4/Oct/98	200001824-2	4/Jun/02	72207
2324-20	Czech Republic	Exam	4/Oct/98	PV2000-1201
2324-21	Europe	Published	22/Oct/02	02779859.4				1438412
2324-22	China	Filed	22/Oct/02	02825940.8
2324-23	Japan	Filed	22/Oct/02	2003-538383
2324-24	Israel	Filed	22/Oct/02	161553
2324-25	Canada	Filed	22/Oct/02	2,464,394
2324-26	Australia	Filed	22/Oct/02	2002343189
2324-27	Mexico	Filed	22/Oct/02	PAa2004/003732
2324-28	Czech Republic	Filed	18/Jun/04	PV 2004-741

2617	TRACKING GENE EXPRESSION
Inventors: HOCHBERG ABRAHAM, HONIGMAN ALIK, ZEIRA EVELYN, AXELROD JONATHAN, GOMORI MOSHE, TAVOR EINAT, GILADI HILA, GALUN EITAN

File	Country	Status	Appl Date	Appl No	Reg Date	Reg No	Pub Date	Pub No
2617-00	US	Provisional	31/Jan/00	60/179,139
2617-01	US	Provisional	27/Dec/00	60/758,038

2807	METHOD FOR DETECTION OF MICRO-METASTASIS
Inventors: HOCHBERG ABRAHAM

File	Country	Status	Appl Date	Appl No	Reg Date	Reg No	Pub Date	Pub No
2807-00	US	Exhausted	12/Sep/02	60/409,975
2807-01	PCT	Published	12/Sep/03	PCT/US03/28807				WO 2004/024957

2808	METHOD FOR REGULATING EXPRESSION GENES Inventor: HOCHBERG ABRAHAM, AYESH SUHAIL, PORADOSU ENRIQUE

File	Country	Status	Appl Date	Appl No	Reg Date	Reg No	Pub Date	Pub No
2808-00	US	Provisional	3/Oct/02	60/415,528
2808-01	PCT	Published	3/Oct/03	PCT/US2003/031306				WO 2004/031359